Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

(651) 787-1068

NEWS RELEASE

July 31, 2008

DELUXE REPORTS SECOND QUARTER 2008 RESULTS

•	EPS of $0.63 with revenue shortfall

•	Deluxe closes acquisition of Hostopia.com

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported second quarter diluted earnings per share (EPS) of $0.63 on net income of $32.6 million. EPS for the second quarter of 2007 was $0.69 on net income of $36.0 million. The quarter’s results reflect more than expected economic softness in the Small Business Services segment, partly offset by lower performance-based compensation and continued progress with its cost reduction initiatives.

The Company also stated that yesterday it closed its previously announced acquisition of Hostopia.com (TSX: H). In accordance with the rules of the Toronto Stock Exchange, the effective date of the merger required to complete this transaction will be August 6, 2008.

“We are disappointed with our revenue performance in the quarter and certainly are not immune to the challenging economic conditions,” said Lee Schram, CEO of Deluxe. “Despite these conditions, we remain optimistic about the continued transformation of Deluxe. The Hostopia acquisition will not only provide our customers with high quality web services offerings, but will also provide us with a web-enabled platform to launch our growing suite of business services offerings. In addition, we launched ShopDeluxe at the end of the quarter which is our new state-of-the-art e-commerce shopping site.”

Second Quarter Performance
Revenue for the quarter was $367.7 million compared to $399.9 million during the second quarter of 2007. Small Business Services revenue was $18.6 million lower than the previous year driven primarily by economic softness. Financial Services revenue was down $7.9 million from the previous year due primarily to anticipated lower revenue per order while Direct Checks revenue decreased $5.7 million due to lower order volume.

Gross margin was 62.0 percent of revenue compared to 64.3 percent in 2007. Reductions in manufacturing costs from production efficiencies were more than offset by the lower revenue per order in Financial Services, an unfavorable shift in product mix and higher delivery-related costs mostly from fuel surcharges.

Selling, general and administrative (SG&A) expense decreased $23.0 million in the quarter. The decrease was driven by lower performance-based compensation, benefits from cost reduction initiatives and lower amortization of acquired intangible assets. As a percent of revenue, SG&A decreased to 45.3 percent from 47.4 percent in 2007.

Operating income was $61.3 million, compared to $67.5 million in the second quarter of 2007. Operating income was 16.7 percent of revenue compared to 16.9 percent in the prior year. The decrease in operating margin was driven primarily by the revenue decline, an unfavorable shift in product mix and higher delivery-related costs.

Net income decreased $3.4 million and diluted EPS decreased $0.06, driven by the lower operating income partially offset by lower interest expense due to a lower debt level.

Second Quarter Performance by Business Segment
Small Business Services revenue was $211.5 million versus $230.1 million in 2007. The decline was due to soft economic conditions and lower check volumes in Canada due to sales generated in 2007 by a government mandate requiring a new check format. Operating income decreased to $29.1 million from $30.0 million in 2007.

Financial Services revenue was $110.0 million compared to $117.9 million in 2007. Revenue per order was down in line with the Company’s expectation. Second quarter order volume was down only 1.3% compared to last year. Operating income decreased to $18.8 million from $23.2 million in 2007.

Direct Checks revenue was $46.2 million compared to $51.9 million in 2007. Second quarter order volume was down due to the continued decline in check usage and advertising response rates. Operating income was $13.4 million compared to $14.3 million in 2007.

Year-to-Date Operating Cash Flow Performance
Cash provided by operating activities for the first six months of 2008 totaled $66.8 million, a decrease of $37.9 million compared to last year. The expected decrease in 2008 primarily relates to lower earnings and higher payments in the first quarter for 2007-related incentive compensation, partially offset by lower income tax payments and benefits from working capital initiatives.

Business Outlook
The Company stated that for the third quarter of 2008, revenue is expected to be between $367 million and $374 million, and diluted EPS is expected to be between $0.56 and $0.60. For the full year, revenue is expected to be between $1.515 billion and $1.535 billion, and diluted EPS is expected to be between $2.52 and $2.62. The Company also stated that it expects operating cash flow to be between $195 million and $205 million in 2008 and capital expenditures to be approximately $30 million.

“The importance of our transformational efforts have become increasingly clear as we see the impact the economy is having on our core small business checks and forms products,” Schram stated. “Last week we completed another small strategic acquisition of a business social networking company called PartnerUp. Our recent acquisitions, including PartnerUp, Hostopia, Logo Mojo and the Johnson Group, begin to shift our portfolio from traditionally mature, print related markets in decline to business services markets that are growing. We believe that building out our offerings in these new spaces while investing in organic growth opportunities and remaining focused on our cost reduction initiatives will lead to sustainable top and bottom line growth for Deluxe in the medium term.”

The Company also stated that its full year outlook includes a contribution from Hostopia and PartnerUp of approximately $15 million of revenue, $2 million of EBITDA and a diluted loss per share of $0.08 due primarily to estimated amortization associated with purchase accounting and interest expense. In addition, a previously planned price increase in Financial Services will go into effect early in the fourth quarter. Finally, the Company is undertaking a deeper review of its small business cost structure in light of recent business trends. Additional charges and the corresponding savings which may occur once the review is completed are not yet reflected in the current outlook or the Company’s $225 million cost reduction target.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the financial results. All interested persons may listen to the call by dialing 800-329-9097 (access code 75758889). The presentation also will be available via a simultaneous webcast at www.deluxe.com/investors. An audio replay of the call will be available through midnight on August 7th by calling 888-286-8010 (access code 74753746). The presentation will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

About Hostopia.com
Hostopia.com Inc. is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an internet presence. Hostopia’s customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars and web hosting service providers. Hostopia’s customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. Hostopia provides customers with the technology, infrastructure and support services to enable them to offer web services while saving them research and development as well as capital and operating costs typically associated with the design, development and delivery of web services.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that cost reductions in the Company’s information technology, fulfillment and other shared services areas will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2007.

Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2008		2007
Revenue	$367.7		$399.9
Cost of goods sold	139.8	38.0%	142.8	35.7%

Gross profit	227.9	62.0%	257.1	64.3%
Selling, general and administrative expense	166.6	45.3%	189.6	47.4%
Operating income	61.3	16.7%	67.5	16.9%
Interest expense	(12.4)	(3.4%)	(13.9)	(3.5%)
Other income	0.4	0.1%	0.8	0.2%

Income before income taxes	49.3	13.4%	54.4	13.6%
Income tax provision	16.7	4.5%	18.4	4.6%

Net income	$32.6	8.9%	$36.0	9.0%

Weighted average dilutive shares outstanding	51.4		52.0
Diluted earnings per share	$0.63		$0.69
Capital expenditures	$9.4		$7.7
Depreciation and amortization expense	$15.6		$17.3
Number of employees-end of period	7,482		8,064
Non-GAAP financial measure — EBITDA(1)	$77.3		$85.6

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended June 30,
	2008	2007
EBITDA	$77.3	$85.6
Income tax provision	(16.7)	(18.4)
Interest expense	(12.4)	(13.9)
Depreciation and amortization expense	(15.6)	(17.3)

Net income	$32.6	$36.0

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2008		2007
Revenue	$749.0		$803.7
Cost of goods sold	285.7	38.1%	292.1	36.3%

Gross profit	463.3	61.9%	511.6	63.7%
Selling, general and administrative expense	347.2	46.4%	378.9	47.1%
Net gain on sale of product line	—	—	(3.8)	(0.5%)

Operating income	116.1	15.5%	136.5	17.0%
Interest expense	(25.1)	(3.4%)	(26.7)	(3.3%)
Other income	0.9	0.1%	1.8	0.2%

Income before income taxes	91.9	12.3%	111.6	13.9%
Income tax provision	32.0	4.3%	40.4	5.0%

Net income	$59.9	8.0%	$71.2	8.9%

Weighted average dilutive shares outstanding	51.5		51.8
Diluted earnings per share	$1.16		$1.37
Capital expenditures	$15.2		$12.0
Depreciation and amortization expense	$31.1		$34.6
Number of employees-end of period	7,482		8,064
Non-GAAP financial measure — EBITDA(1)	$148.1		$172.9

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Six Months Ended June 30,
	2008	2007
EBITDA	$148.1	$172.9
Income tax provision	(32.0)	(40.4)
Interest expense	(25.1)	(26.7)
Depreciation and amortization expense	(31.1)	(34.6)

Net income	$59.9	$71.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,	June 30,
	2008	2007	2007
Cash and cash equivalents	$17.8	$21.6	$14.6
Marketable securities	—	—	177.3
Other current assets	158.1	170.4	179.8
Property, plant & equipment-net	132.4	139.2	140.6
Intangibles-net	135.9	148.5	160.9
Goodwill	586.2	585.3	585.0
Other non-current assets	132.8	145.8	151.3

Total assets	$1,163.2	$1,210.8	$1,409.5

Short-term debt & current portion of long-term debt	$62.2	$69.0	$326.6
Other current liabilities	179.6	228.6	209.0
Long-term debt	774.3	775.1	775.9
Deferred income taxes	12.6	10.2	13.0
Other non-current liabilities	66.8	86.8	85.4
Shareholders’ equity (deficit)	67.7	41.1	(0.4)

Total liabilities & shareholders’ equity (deficit)	$1,163.2	$1,210.8	$1,409.5

Shares outstanding	51.5	51.9	52.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash provided (used by):
Operating activities:
Net income	$59.9	$71.2
Depreciation and amortization of intangibles	31.1	34.6
Contract acquisition payments	(4.6)	(9.7)
Other	(19.6)	8.6

Total operating activities	66.8	104.7

Investing activities:
Purchases of capital assets	(15.2)	(12.0)
Payments for acquisitions	(1.7)	(2.3)
Net change in marketable securities	—	(177.3)
Proceeds from sale of product line	—	19.2
Other	0.1	3.9

Total investing activities	(16.8)	(168.5)

Financing activities:
Dividends	(25.8)	(26.0)
Share repurchases	(13.9)	—
Shares issued under employee plans	1.6	13.8
Net change in debt	(7.7)	83.1
Other	(7.8)	(4.7)

Total financing activities	(53.6)	66.2
Effect of exchange rate change on cash	(0.2)	0.6
Net change in cash	(3.8)	3.0
Cash and cash equivalents: Beginning of period	21.6	11.6

Cash and cash equivalents: End of period	$17.8	$14.6

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2008	2007
Revenue:
Small Business Services	$211.5	$230.1
Financial Services	110.0	117.9
Direct Checks	46.2	51.9

Total	$367.7	$399.9

Operating income:
Small Business Services	$29.1	$30.0
Financial Services	18.8	23.2
Direct Checks	13.4	14.3

Total	$61.3	$67.5

	Six Months Ended June 30,
	2008	2007
Revenue:
Small Business Services	$427.4	$461.9
Financial Services	224.0	231.4
Direct Checks	97.6	110.4

Total	$749.0	$803.7

Operating income:
Small Business Services	$50.3	$63.2
Financial Services	37.7	38.9
Direct Checks	28.1	34.4

Total	$116.1	$136.5

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

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